Exhibit 99.1

Technology Flavors & Fragrances, Inc. Reports Fourth Quarter and 2003
              Results of Operations and Outlook for 2004

    AMITYVILLE, N.Y.--(BUSINESS WIRE)--March 26, 2004--Technology Flavors & Fragrances, Inc. (AMEX:TFF) announced today its results of operations for the three months and year ended December 31, 2003. Net sales for the fourth quarter of 2003 decreased by 13% to $3,465,000 from $3,962,000 for last year's comparable period, while net sales for the year 2003 decreased by 7% to $15,587,000 from $16,767,000 for year 2002. The Company's net sales were unfavorably impacted by the continued slowdown in business activity in our industry, delays in launching new products and lost revenues from a certain customer following its acquisition.
    The Company incurred losses for the fourth quarter and 2003 year of $403,000 and $546,000, respectively, due principally to the reduction in sales and increases in certain operating costs attributable to research and development and start-up costs associated with new business ventures. These results compared to a loss of $252,000 for last year's fourth quarter and net income of $666,000 for 2002.

    OUTLOOK FOR 2004

    During the latter part of 2003, the Company experienced a marked increase in customer new product development activity which, in turn, should result in higher revenues and earnings in later periods. In light of this increased activity, it became necessary to expand our product development capabilities through the hiring of new technical personnel.
    Additionally, the Company has recently taken further proactive measures to boost sales and technological know-how through its recent formation of a strategic alliance with a prominent technology-transfer company, UTEK Corporation (AMEX symbol: UTK), dedicated to seek and formulate strategic alliances between technology-driven universities, research centers and TFF.
    The Company's overseas new business ventures, in which the Company expended in excess of $120,000 of start-up costs in 2003, continues to make progress in forming new partnerships exclusivity arrangements with selected consumer product manufacturers.
    Commenting on the fourth quarter and year 2003 results and Outlook for 2004, Philip Rosner, Chairman and CEO, said, "The progressive and proactive steps the Company has initiated to expand our technological capabilities and customer base both in the USA and abroad, should soon begin to favorably impact our sales and help return the Company to profitability in 2004. Of particular importance is our recently formed strategic alliance with UTEK Corporation, which was announced in the Company's news release dated March 12, 2004 which should provide new and exciting opportunities for us."
    Founded in 1989, TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF has a proprietary library of more than 36,000 flavor and fragrance product formulations that are used to develop customized products.
    TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX under the symbol "TFF."

    Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: i) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; ii) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and iii) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2003. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                 TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS


                       Three Months Ended          Years Ended
                           December 31,            December 31,
                     ----------------------- -------------------------
                        2003        2002         2003         2002
                     ----------- ----------- ------------ ------------

 Net sales           $3,465,412  $3,961,577  $15,587,285  $16,766,678
 Cost of sales        2,193,735   2,531,604    9,361,006    9,743,276
                     ----------- ----------- ------------ ------------

  Gross profit        1,271,677   1,429,973    6,226,279    7,023,402
                     ----------- ----------- ------------ ------------

 Operating expenses:
  Selling               644,461     777,160    2,936,161    2,763,407
  General and
   administrative       476,374     461,001    1,798,669    1,752,831
  Research and
   development          448,851     360,552    1,628,124    1,480,742
  Amortization           48,750      46,354      195,363      194,999
                     ----------- ----------- ------------ ------------

    Total operating
     expenses         1,618,436   1,645,067    6,558,317    6,191,979
                     ----------- ----------- ------------ ------------

 (Loss) income from
  operations           (346,759)   (215,094)    (332,038)     831,423
 Interest expense,
  net                   (51,730)    (40,973)    (187,434)    (180,971)
                     ----------- ----------- ------------ ------------

 (Loss) income before
  taxes and minority
  interest             (398,489)   (256,067)    (519,472)     650,452
 Tax benefit             26,897       3,976        5,164       15,540
                     ----------- ----------- ------------ ------------

 (Loss) income before
  minority interest    (371,592)   (252,091)    (514,308)     665,992
 Minority interest      (31,690)         --      (31,690)          --
                     ----------- ----------- ------------ ------------

 Net (loss) income   $ (403,282) $ (252,091) $  (545,998) $   665,992
                     =========== =========== ============ ============

 Net (loss) income
  per common share -
  basic and diluted  $     (.03) $     (.02) $      (.04) $       .05
                     =========== =========== ============ ============

 Weighted average common shares
  outstanding:
   Basic             12,793,773  12,861,823   12,793,773   12,968,811
                     =========== =========== ============ ============
   Diluted           12,793,773  12,861,823   12,793,773   13,103,609
                     =========== =========== ============ ============

    CONTACT: Technology Flavors & Fragrances, Inc.
             Joseph A. Gemmo, 631/842-7600, Ext. 301
             gemmo@tffi.com
             Website: www.tffi.com